Exhibit 10.3

PROFESSIONAL SERVICES AGREEMENT

This Agreement, dated the 27th day of April, 2010, between Hazen Research, Inc., a Colorado Corporation, 4601 Indiana Street, Golden, Colorado 80403, hereinafter called “Hazen”, and Geovic Cameroon, PLC, BP 11555 Yaoundé, Cameroon, hereinafter called “Client”,

RECITALS:

WHEREAS, Hazen is willing and able to render services for performance of the work as hereinafter described, and

WHEREAS, Client desires to obtain said professional services for said work.

NOW THEREFORE, in consideration of the covenants and obligations hereinafter set forth, the parties agree as follows:

ARTICLE I

SCOPE OF WORK

The work to be performed by Hazen under the terms of this Agreement consists of bench-scale laboratory work and the construction and operation of a pilot plant to verify the process flowsheet and generate design data for the recovery of metal values. Additional work authorized by Client during the duration of this Agreement shall be covered by the Agreement.

ARTICLE II

COSTS

The estimated cost of the work to be performed by Hazen is $3,900,000. Actual fees for services will be charged in accordance with Schedule A.

Accounting records related to all charges to Client will be available for Client’s inspection at any time during Hazen’s normal working hours for a period of one (1) year following conclusion of the project.

ARTICLE III

PAYMENT

An initial deposit of $500,000 is required prior to the start of work. A statement of actual charges will be submitted monthly or semi-monthly and such statements shall be paid by Client within fourteen (14) days thereafter. The initial deposit will be credited against the final invoice, which will also include the charges noted in Article IV. A finance charge of 1.5% per month will be added to overdue accounts. Invoices will be submitted semi-monthly if charges greater than $25,000 are incurred by mid-month. Failure by Client to make payments required hereunder permit Hazen, at its option, to suspend the work to be performed or terminate this Agreement.

ARTICLE IV

SAMPLES

Client’s nonhazardous unprocessed materials, byproducts, residues, and other nonhazardous waste materials resulting from or produced as part of the work will be shipped back to Client within sixty (60) days of completion of the work unless Client has made other arrangements for the disposition of the material. All project-related materials, byproducts, residues, and waste materials are and shall remain the property of Client. Any cost for storage, monitoring, shipping, preparing materials for disposal, and cost of disposal will be Client’s responsibility.

Any wastes generated by the project that are classified as hazardous or other project-related hazardous materials, as defined by the Environmental Protection Agency (EPA) regulations, must be properly managed and disposed at a licensed Treatment, Storage, and Disposal Facility. Hazen is authorized to act as agent on Client’s behalf and at Client’s cost in managing and disposing of hazardous wastes and materials. Hazen is authorized to obtain an EPA identification number in Client’s name for hazardous waste and materials disposal.

ARTICLE V

TIME

Hazen will immediately proceed with this work. Hazen estimates that the work will be completed within eight (8) months.

Hazen Research, Inc. • 2

ARTICLE VI

INVENTIONS AND PATENTS

Hazen agrees that any invention related to this project that is made by Hazen as a direct consequence of the services rendered to Client hereunder during the term of this Agreement will be assigned to Client. Upon the request and at the expense of Client, Hazen shall use reasonable efforts to assist and support any patent application made by Client with respect to such invention.

Hazen makes no representation or warranty that the work to be performed hereunder does not infringe or otherwise conflict with any existing patents, patent applications, or patent rights. Client is advised to undertake its own patent search before applying information developed under this Agreement.

ARTICLE VII

NONDISCLOSURE

Hazen shall use reasonable efforts to prevent the disclosure of any information related to the work to others than Client, unless authorized to do so by Client, and represents that Hazen has entered into written agreements with all employees, contract laborers, and consultants requiring them not to disclose any such information.

ARTICLE VIII

ADVERTISING AND PUBLICITY

Client shall not use the name of Hazen or of any of Hazen’s employees, contract laborers, or consultants in any advertising, publicity, or selling material without prior written approval of Hazen.

ARTICLE IX

WARRANTY

Hazen will apply present engineering and/or scientific judgment and use a level of effort consistent with the standard of practice as measured on the date hereof and in the locale where the services are to be performed. Except as set forth herein, Hazen makes no warranty, expressed or implied, in fact or by law, whether of merchantability, fitness for a particular purpose, or otherwise, concerning any of the materials or services which may be furnished by Hazen under this project. In the event that such “services” do not meet the above described standards, the sole remedy is for Hazen to re-perform such “services” for Client at no charge to Client, provided that failure to meet the standards is called to the attention of the Hazen Project Manager assigned to the project within sixty (60) days from the completion of this service.

Hazen Research, Inc. • 3

ARTICLE X

MISCELLANEOUS

Hazen carries business insurance in the types and limits as described in Schedule B, Certificate of Insurance.

This Agreement shall be governed by the laws of the state of Colorado and the parties consent to the jurisdiction of the Colorado courts in any action to enforce or interpret this Agreement. In the event of litigation to enforce this Agreement or to collect payment thereon, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs in addition to all other rights and remedies. Notice given hereunder shall be given in writing to the address of the parties contained herein. It shall be deemed given five (5) days after deposit of such notice in the United States mail, postage prepaid, addressed to the party.

ARTICLE XI

TERMINATION

Client or Hazen may terminate this Agreement at any time, provided that written notice of the intention to terminate is given fifteen (15) days before the proposed date of termination. Client shall pay any charges incurred up to and including the effective date of termination. In the absence of such notice, this Agreement shall automatically terminate on December 31, 2010.

HAZEN RESEARCH, INC.

Date: April 27, 2010	By:
Dennis D. Gertenbach Senior Vice President

GEOVIC, CAMEROON, PLC

Date:	By:
David C. Beling Senior Vice President-Operations

Hazen Research, Inc. • 4